Exhibit 99.3

CONSENT OF

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

August 29, 2013

The Board of Directors

Fidelity National Financial, Inc.

601 Riverside Avenue

Jacksonville, Florida 32204

Members of the Board of Directors:

We hereby consent to the inclusion of our opinion letter dated May 27, 2013 to the Board of Directors of Fidelity National Financial, Inc. (“FNF”) as Annex D to, and to the reference thereto under the headings “SUMMARY—The Merger—Opinions of FNF’s Financial Advisors—Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated to the FNF Board of Directors,” “THE MERGER—Background of the Merger,” “THE MERGER—FNF’s Reasons for the Merger; Recommendation of FNF’s Board of Directors,” “THE MERGER—Certain FNF Financial Projections,” “THE MERGER—Opinions of FNF’s Financial Advisors—Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated to the FNF Board of Directors” and “THE MERGER AGREEMENT—Representations and Warranties” in the joint proxy statement/prospectus relating to the proposed merger involving FNF and Lender Processing Services, Inc., which joint proxy statement/prospectus forms a part of FNF’s Registration Statement on Form S-4 to which this consent is filed as an exhibit. In giving the foregoing consent, we do not admit (1) that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission (the “Commission”) promulgated thereunder, or (2) that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act and the rules and regulations of the Commission promulgated thereunder.

Very truly yours, MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:	/s/ William Addas
Name: William Addas Title: Managing Director